Exhibit 99.1 DeAnne Gabel Director - Investor Relations

Investor Update	Issue Date: December 11, 2008

This investor update provides information on Continental's guidance for the fourth quarter and full year 2008.

Advanced Booked Seat Factor
The Company is comfortable with its advanced booked seat factor (the percentage of available seats that are sold) levels for the next six weeks.  Consolidated domestic bookings for the next six weeks are running 2 - 3 points higher as compared to last year.  Mainline Latin bookings are running 1 - 2 points ahead of last year.  Transatlantic bookings are about flat as compared to last year.  Pacific bookings are running 2 - 3 points behind last year.

For the fourth quarter, the Company expects both consolidated and mainline load factors to be down about 1 point yoy.

Targeted Unrestricted Cash, Cash Equivalents and Short Term Investments Balance
Continental anticipates ending the fourth quarter of 2008 with an unrestricted cash, cash equivalents and short-term investments balance of approximately $2.6 billion.  This balance includes the remaining $92 million of student-loan related auction rate securities that were classified as long-term investments at the end of the third quarter but have since been reclassified as unrestricted short-term investments.

Cargo, Mail, and Other Revenue
The Company's Cargo, Mail, and Other Revenue for the fourth quarter 2008 is expected to be between $360 and $370 million.

Other Non-Operating Income/(Expense), net
With the recent decline in the value of many foreign currencies against the US dollar, the company is expecting to record a foreign exchange loss in the fourth quarter.  Declines primarily in the euro, British pound, Canadian dollar and Brazilian real against the US dollar have resulted in losses on foreign-denominated cash and other receivables related to our operations in those areas of the world.  For October and November 2008, these foreign currency losses totaled approximately $25 million.  The Company could experience additional foreign exchange losses in December if the US dollar continues to strengthen against these and other currencies.

Available Seat Miles (ASMs)	2008 Estimate Year-over-Year % Change
4th Qtr.(E)
Mainline
Domestic	(11.5)%
Latin America	(3.8)%
Transatlantic	(1.5)%
Pacific	(11.0)%
Total Mainline	(8.0)%

Regional	(1.0)%

Consolidated
Domestic	(9.6)%
International	(4.1)%
Total Consolidated	(7.2)%

For the full year 2009, Continental expects its mainline capacity to be down between 1% to 3% yoy, with its mainline domestic capacity expected to be down 4% to 6% yoy.

Load Factor	2008 Estimate
4th Qtr.(E)
Domestic	81 - 82%
Latin America	78 - 79%
Transatlantic	74 - 75%
Pacific	73 - 74%
Total Mainline	78 - 79%

Regional	74 - 75%

Consolidated	78 - 79%

Continental's month-to-date consolidated load factor is updated daily and can be found on continental.com on the Investor Relations page under the About Continental menu.

Pension Expense and Contributions
Year-to-date, the Company has contributed $102 million to its defined benefit pension plans, satisfying the Company's minimum required contributions during calendar year 2008. The Company does not plan to make additional contributions this year.

Continental estimates that its non-cash pension expense will be approximately $102 million for 2008, which includes non-cash settlement charges related to lump sum distributions from the pilots’ frozen defined benefit pension plan for the nine months ending September 30, 2008.  Settlement charges are also expected for the fourth quarter 2008, but the Company is not able at this time to estimate the amount of these charges.

Due to the significant decline in the aggregate value of the assets held by the trust for its defined benefit pension plans since December 2007, the Company now estimates that its minimum funding requirements with respect to its defined benefit pension plans will be greater than what it had previously disclosed.  Based on recent performance, the Company estimates that its minimum funding requirements for 2009 will be approximately $110 million.  This amount represents the Company's estimate of the minimum funding requirements as determined by government regulations and is subject to change based on numerous assumptions, including the performance of the assets in the plans.  See "Critical Accounting Policies and Estimates" in Part II, Item 7 of the Company's 2007 Form 10-K for a discussion of its assumptions regarding its pension plans.

Mainline Operating Statistics	2008 Estimate (cents)
4th Qtr.(E)
CASM	12.19 - 12.24
Special Items per ASM	-
CASM Less Special Items (a)	12.19 - 12.24
Aircraft Fuel & Related Taxes per ASM	(4.34)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	7.85 - 7.90

Consolidated Operating Statistics	2008 Estimate (cents)
4th Qtr.(E)
CASM	13.17 - 13.22
Special Items per ASM	-
CASM Less Special Items (a)	13.17 - 13.22
Aircraft Fuel & Related Taxes per ASM	(4.66)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	8.51 - 8.56

The Company anticipates that it will record additional special charges in the fourth quarter of 2008 and beyond in conjunction with the previously announced capacity reductions for future costs, including future lease costs on aircraft that may be permanently grounded.  The Company is not able at this time to estimate the amount and timing of these charges.

Variable Compensation
Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing), resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations.  The closing stock price of $14.68 on November 28, 2008 was used in estimating the expense impact of the awards for the Company's 2008 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from November 28, 2008 will result in an increase or decrease of approximately $3 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the fourth quarter 2008.  For more information regarding these awards, including performance periods and how the Company accrues for the awards, please see the Company's 2007 Form 10-K.

Fuel Gallons Consumed	2008 Estimate
4th Qtr.(E)
Mainline	339 Million
Regional	73 Million
Mainline Fuel Price per Gallon (including fuel taxes and impact of hedges)	$3.00

Fuel Hedges - As of December 11, 2008
As of December 11, 2008, the Company's projected consolidated fuel requirements were hedged as follows, excluding contracts with a bankrupt counterparty:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)

Fourth Quarter 2008
WTI crude oil collars	31%	$3.44	31%	$2.82
WTI crude oil call options	23	3.21	N/A	N/A
Heating oil collars	4	3.96	4	3.62
Total	58%		35%

2009
WTI crude oil collars	14%	$3.40	14%	$2.53
WTI crude oil call options	6	2.54	N/A	N/A
WTI swaps	2	1.33	N/A	N/A
Total	22%		14%

For the un-hedged portion of its consolidated fuel requirements for 2008, the Company is assuming an average cost of jet fuel (including fuel taxes) of $2.01 for the fourth quarter.

As of December 9, 2008 the Company had $154 million of cash collateral posted with its fuel hedge counterparties.

Selected Expense Amounts	2008 Estimated Amounts ($Millions)
4th Qtr.(E)
Aircraft Rent	$240
Depreciation & Amortization	$111
Net Interest Expense*	$80

*Net Interest Expense includes interest expense, capitalized interest and interest income.

Continental Airlines, Inc. Tax Computation
The Company's ability to record a tax benefit on net losses is limited by its net deferred tax position.  During the first three quarters of 2008, the Company recorded the maximum available deferred tax benefit permitted by its opening net deferred tax liability position.  Subsequent losses will generally not be benefitted until the Company re-establishes a net deferred tax liability.

Debt and Capital Leases
The Company estimates that its scheduled debt and capital lease principal payments for the full year 2008 will be $700 million, with approximately $304 million to be paid in the fourth quarter of 2008.

Cash Capital Expenditures (in millions)	2008 Estimate
Fleet Related	$187
Non-Fleet	270
Rotable Parts & Capitalized Interest	61
Total	$518
Net Purchase Deposits Paid/(Refunded)	(99)
Total Cash Capital Expenditures	$419

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Fourth Quarter 2008 (Millions)
Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of applicable profit sharing and income taxes impact)
Over $112	113	127	$6
Between $30 - $112	113	123	$2
Under $30	113	115	--
Net Loss	113	113	--

Full Year 2008 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of applicable profit sharing and income taxes impact)
Over $315	105	120	$18
Between $84 - $315	105	116	$7
Under $84	105	107	--
Net Loss	105	105	--

These share count charts are based upon several assumptions including market stock price and number of shares outstanding.  The number of shares used in the actual EPS calculation will likely be different than those set forth above.

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(b) Cost per available seat mile excluding special items, fuel, and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles.  This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility.  Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond Continental's control.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2007 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the Company's high leverage, the significant volatility in the cost of aircraft fuel, its transition to a new global alliance, delays in scheduled aircraft deliveries, its high labor and pension costs, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats, an economic downturn in the U.S. and global economies and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Fleet News
Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the
Company's Behalf Under a Capacity Purchase Agreement

December 11, 2008

		Net		Net		Net
	Total @	Changes	Total @	Changes	Total @	Changes	Total @
	9/30/08	4Q08E	YE 2008E	2009E	YE 2009E	2010E	YE 2010E
Mainline Jets
777-200ER*	20	-	20	-	20	2	22
787-8	-	-	-	-	-	-	-
767-400ER	16	-	16	-	16	-	16
767-200ER	10	-	10	-	10	-	10
757-300	17	-	17	1	18	3	21
757-200	41	-	41	-	41	-	41
737-900ER*	15	2	17	13	30	12	42
737-900	12	-	12	-	12	-	12
737-800*	115	1	116	1	117	-	117
737-700	36	-	36	-	36	-	36
737-300**	26	(3)	23	(23)	-	-	-
737-500**	43	-	43	(8)	35	-	35
Total Mainline	351	-	351	(16)	335	17	352

Regional
ERJ-145	224	10	234	-	234	(10)	224
CRJ200LR	24	(7)	17	(10)	7	(7)	-
Q400	15	-	15	-	15	-	15
Q200	16	-	16	-	16	-	16
Total Regional	279	3	282	(10)	272	(17)	255

Total Count	630	3	633	(26)	607	-	607

*Final mix of new 737-800/-900ERs is subject to change.
**Final mix and quantity of 737-300 / 737-500 exits are subject to change.